Exhibit 99.2

Elevai Labs Expands with Launch of Elevai Biosciences and Elevai Skincare Subsidiaries, Advancing the Future of Aesthetic Medicines and Exosome Skincare

●	Elevai Labs established two subsidiaries: Elevai Biosciences, Inc., and Elevai Skincare, Inc.

●	Elevai Biosciences will focus on acquiring and developing biopharmaceutical technologies with initial focus on the development of EL-22 and EL-32, the lead assets targeting indications associated with obesity.

●	Elevai Skincare will continue commercializing exosome skincare technologies for the medical dispensed skincare market.

Newport Beach, CA – May 1, 2024 – Elevai Labs, Inc. (NASDAQ: ELAB) (“Elevai” or the “Company”), a pioneering force in medical aesthetics, today announced the establishment of two new wholly owned subsidiaries, Elevai Biosciences, Inc., and Elevai Skincare, Inc. These ventures mark a strategic shift towards the development of next-generation aesthetic medicines and efforts to improve the economics of its commercialized exosome skincare brand.

Information about Elevai Biosciences, Inc. is accessible at www.ElevaiBio.com. This subsidiary will focus on the development and acquisition of cutting-edge aesthetic medicines, underscoring Elevai’s commitment to innovation and its vision to lead the evolution of the medical aesthetics industry. Leveraging advanced research and strategic acquisitions, Elevai Biosciences aims to pioneer breakthroughs in aesthetic medicine. Elevai Biosciences’ lead asset, EL-22, will target muscle mass preservation in the obesity market with a novel myostatin approach that is planned to be tested in combination with popular weight loss drugs, including GLP-1 receptor agonists.

Simultaneously, Elevai is transitioning its commercialized exosome skincare brand and operations into Elevai Skincare, Inc., its subsidiary dedicated to advancing Elevai’s skincare solutions. By reorganizing skincare operations into a separate entity, Elevai aims to enhance focus, agility and market penetration. We believe the restructuring will position Elevai Skincare for accelerated growth and profitability, in order to capitalize on emerging opportunities in the medical aesthetics skincare market.

In conjunction with the reorganization of its skincare operations, Elevai Skincare’s Chris Kraneiss, Chief Commercial Officer (CCO) of Elevai, and Brenda Buechler, Chief Marketing Officer, will transition from their roles from Elevai Labs Inc. to oversee operations within Elevai Skincare. This strategic realignment aims to drive operational efficiency and accelerate revenue growth within the skincare segment.

Commenting on the announcement, Company CEO Jordan R. Plews stated, “The launch of Elevai Biosciences, Inc. and Elevai Skincare, Inc. as wholly owned operating subsidiaries signifies a significant milestone in our journey towards reshaping the future of medical aesthetics. With Elevai Biosciences, we are poised to lead the development of next-generation aesthetic medicines, while Elevai Skincare will continue to develop and deliver exceptional cosmetic solutions to our customers worldwide.”

“There is a large unmet need of under-developed biotechnology assets we can look at to build a robust pipeline targeting multi-billion-dollar indications, starting with our clinical-stage lead asset in the obesity space,” said Deniel Mero, co-founder of Elevai Biosciences. “We look forward to unlocking the potential of EL-22 as a combination with weight loss treatments including GLP-1 receptor agonists, as we embark on the path to building an industry-leading aesthetic medicine company. I’m excited to be working under the Elevai Labs umbrella as co-founder of Elevai Biosciences and executing our future plan to develop and license additional assets, broadening Elevai’s existing expertise in aesthetics.”

The creation of Elevai Biosciences and Elevai Skincare reflects Elevai’s commitment to innovation, growth, and delivering unparalleled value to its customers. By capitalizing on emerging trends in medical aesthetics and skincare, Elevai believes it is poised for sustained success in the evolving beauty landscape.

About Elevai Labs

Elevai Labs Inc. (NASDAQ: ELAB) specializes in medical aesthetics and biopharmaceutical drug development, focusing on aesthetic innovations for skin, and treatments tied to obesity and metabolic health. Driven by a commitment to scientific research, we aim to transform personal health and beauty. For more information, please visit www.elevailabs.com.

About Elevai Biosciences

Elevai Biosciences Inc., an Elevai Labs company, is a biopharmaceutical company focusing on the development and acquisition of cutting-edge aesthetic medicines. Our lead asset, EL-22, is leveraging a first-in-class engineered probiotic approach to address obesity’s pressing issue of preserving muscle while on weight loss treatments, including GLP-1 receptor agonists. For more information, please visit www.elevaibio.com.

About Elevai Skincare

Elevai Skincare Inc., an Elevai Labs company, is a medical aesthetics company developing and commercializing cutting-edge physician-dispensed skin and hair care applications. Elevai develops cosmetic products for the physician-dispensed market, with a focus on leveraging novel proprietary science-backed technologies, including its stem cell exosome technology. For more information, please visit www.elevaiskincare.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, but are not limited to, statements regarding Elevai’s expectations regarding the establishment of Elevai Biosciences and Elevai Skincare, the anticipated benefits of the restructuring, and Elevai’s future growth prospects. These forward-looking statements are based on Elevai’s current assumptions, expectations, and beliefs and involve significant risks and uncertainties that may cause results to differ materially from those expressed or implied in these statements. Factors that could cause Elevai’s actual results to differ materially from those contemplated in these forward-looking statements include, but are not limited to, the risks and uncertainties associated with the success of Elevai Biosciences and Elevai Skincare, competition, market demand and other factors . These and other risks are described more fully in Elevai’s filings with the United States Securities and Exchange Commission (“SEC”), including the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on March 29, 2024, and its other documents subsequently filed with or furnished to the SEC. All forward-looking statements contained in this press release speak only as of the date on which they were made. Except to the extent required by law, the Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Media & Product Contact:

Brenda Buechler, CMO

contact@elevailabs.com

Investor Relations Contact:

Tyler Troup, Circadian Group IR

IR@elevailabs.com